FOR IMMEDIATE RELEASE

Contacts:    Barb Remley                     Jennifer Weichert
             Chief Financial Officer         Weichert Financial Relations, Inc.
             Net4Music Inc.                  (651)686-9751
             (952)937-9611                   WeichertFR@aol.com
             Bremley@net4music.com

 NET4MUSIC INC. ANNOUNCES STREAMLINED STRUCTURE AS INTEGRATION OF CODA MUSIC TECHNOLOGY AND NET4MUSIC SA PROCEEDS

           Firm Positions Minneapolis as its U.S. base of Operations;
                Integrates Organization and Streamlines Expenses

Minneapolis, MN, March 14, 2001...Net4Music Inc. (Nasdaq: NMUS, formerly COMT) today announced significant progress in leveraging the strengths and reducing the operating expenses of the combined operations of Net4Music S.A. and Coda Music Technology, Inc. The entities are being integrated to realize cost reductions as well as the other benefits anticipated with the merger, those being a powerful combination of rights, Internet technologies and content.

As a result of the merger, U.S. marketing and accounting support operations are being consolidated into the Minneapolis office. The New York office will be closed effective April 30. Similar moves, including workforce reductions in other offices and other expense reductions, are anticipated to reduce the US and European staff by 28 positions or 19%. The company intends to book a one-time special charge in the first quarter to cover the cost of this restructuring move.

The strategic merger, which was completed in October 2000, matched the leader in digital print rights with the leader in music notation and music education technologies, creating the leading global Internet company providing proprietary products, services and integrated technologies to the full range of music makers. Customers include students, teachers, professional musicians and hobbyists.

"Eliminating overlapping functions and focusing the digital engraving operations on the best value-added catalog acquisitions will achieve better operating levels for the business moving forward", stated Sean Lafleur, Chief Executive Officer. "We also are anticipating significant gains in productivity in those engraving operations as we fully integrate the use of Coda's Finale(R) notation software. Further, operating expenses have already been reduced as we have moved along the learning curve relative to Internet marketing effectiveness."

John Paulson, President of the Coda Division of Net4Music commented, "We are already realizing excellent benefits as part of Net4Music. Examples include worldwide distribution of Finale(R)Notepad(TM), a simple to use, free and downloadable notation software; strengthened international presence, including additional localized versions of our products and the pending launch of the SmartMusic(R) Viewer which will deliver digital, customizable sheet music to consumers. The merger has provided the digital print music rights we need to exploit our Finale(R) and SmartMusic Studio(R) assets online. We have identified significant cost reductions in the digital production and Internet operations. We are extremely pleased with the progress being made."

"Net4Music is strategically positioning its business to capture long-term growth opportunities while improving service for our customers", stated Lafleur. "We intend to maximize our talent while effectively managing our resources globally. This process will evolve and be fine-tuned to allow us to take advantage of the global growth opportunities, while balancing expenses with current day financial results."

 "We are focused on capitalizing on the opportunities created by the synergies of these combined businesses which create new channels for distribution for established as well as newly developing products and services", Lafleur continued. "Net4Music is focused on a business portfolio that will generate cash flow by helping musicians make music."

About Net4Music Inc.
Net4Music Inc. (Nasdaq: NMUS) provides musicians and the music publishing industry with digital solutions. Since its launch in December 1999, Net4Music's Internet technology has rejuvenated the distribution of sheet music, allowing for secure downloads of the world's largest collection of digital sheet music files in all music genres, each one protected by the company's own copyright protection system.

The merger with Coda, now the Coda Music Division of Net4Music Inc., brings together the best of digital content creation, digital distribution and solutions for musicians, thereby also increasing revenue opportunities for composers and publishers. Net4Music has obtained digital rights to some of the world's leading catalogs including EMI Music Publishing, Schott Music International and Boosey & Hawkes. Finale(R) is the world's best-selling music notation software product, and is widely regarded as the music publishing industry's notation standard. SmartMusic Studio(R) is a comprehensive interactive music practice system that listens to musicians sing or play and follows spontaneous tempo changes.

With these technologies and a host of other innovative services for professional musicians, music educators, students and hobbyists, Net4Music Inc. is poised to transform and improve the way musicians around the world create, secure, distribute, learn and play music. The Company can be reached at www.net4music.com or at www.codamusic.com.

Safe Harbor Statement. This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect Net4Music current views of future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to, the risks described from time to time in Net4Music's reports to the Securities and Exchange Commission (including Net4Music's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Net4Music undertakes no obligation to update publicly or revise any forward-looking statements.


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